EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ ANNOUNCES RECORD REVENUE AND NET INCOME FOR
THE FISCAL 2004 THIRD QUARTER

– Three franchises exceed sales of one million units each during the quarter –

– Board authorizes additional $25 million in share repurchases –

CALABASAS HILLS, Calif. - February 5, 2004 - Reflecting better-than-expected holiday sales, THQ Inc. (NASDAQ: THQI) today announced that revenue and net income reached new all-time highs in the third quarter of fiscal 2004 ended December 31, 2003.

Fiscal 2004 third quarter revenue climbed 35% to $293.1 million, from $217.8 million in the corresponding prior-year period. Net income for the fiscal 2004 third quarter advanced to $30.4 million, or $0.78 per diluted share, which included an increase in allowance for doubtful accounts of  $7.0 million, or $0.11 per diluted share, related to KB Toy’s recent Chapter 11 bankruptcy announcement.  For the 2003 fiscal third quarter, THQ reported net income of $3.1 million, or $0.08 per diluted share, which included special charges of $0.33 per diluted share.

For the nine-months ended December 31, 2003, revenue grew 29% to $517.7 million from $400.8 million for the same period a year ago.  Net income for the first nine months of fiscal 2004 was $30.4 million, or $0.78 per diluted share, which included the increase in allowance for doubtful accounts related to KB Toy’s bankruptcy and a $0.06 per diluted share benefit from an insurance settlement reported in the second fiscal quarter of 2004.  For the nine months ended December 31, 2002, net income was $10.2 million, or $0.25 per diluted share, which included special charges of $0.39 per diluted share.

THQ Fiscal Third Quarter Results

“Our portfolio of both new and proven franchise titles delivered the best quarter in THQ’s history,” said Brian J. Farrell, THQ’s president and CEO.  “Our team’s outstanding execution on the strategic initiatives we implemented in 2003 drove our record December quarter operating results. We established a new franchise Tak and the Power of Juju with our partner Nickelodeon; achieved multi-million unit sales of Finding Nemo, the first title under our multi-property license agreement with Disney Interactive and Pixar Animation Studios; and delivered on our product quality initiative with excellent ratings for WWE™ SmackDown!™ Here Comes the Pain! and SpongeBob SquarePants™ Battle for Bikini Bottom, among others.”

Farrell noted that THQ ranked as the #2 independent publisher and the #3 publisher overall in the US for 2003, as reported by The NPD Group TRSTS Video Games Service.  “We were one of only two US publishers to gain market share in 2003, and we consistently ranked among the top four independent publishers each month.  This consistent performance underscores the success of THQ’s portfolio strategy,” Farrell said.

The company also announced that its Board of Directors has authorized an expansion of the current stock repurchase program by $25 million to a total of $75 million, $44 million of which has been expended through December 31, 2003.  Under the stock repurchase program the company will continue to repurchase shares of its common stock from time to time on the open market or in private transactions.

Third Quarter Highlights:

•                  THQ achieved the #2 independent publisher ranking with a 6.6% market share for the 2003 calendar year, according to NPD

•                  THQ shipped in excess of 2.3 million units worldwide of Disney/Pixar’s Finding Nemo across five platforms, bringing 2003 global annual sales to more than 4 million units

•                  THQ shipped more than 1.6 million units worldwide of WWE SmackDown! Here Comes the Pain! for PlayStation® 2

•                  THQ shipped more than 1.3 million units worldwide of SpongeBob SquarePants: Battle for Bikini Bottom across five platforms

•                  In collaboration with Nickelodeon, THQ established a new franchise Tak and the Power of Juju and shipped more than 750,000 units across three platforms in North America alone

•                  Tak and the Power of Juju was named IGN’s “Best Platform Game - Game Cube” of 2003

•                  WWE SmackDown! Here Comes the Pain! won the “Best Fighting Game” award at Spike TV’s first annual Video Game Awards show and was named IGN’s “Best Wrestling Game” of 2003

•                  THQ announced a co-publishing agreement with Sega through which the companies will release two new Nintendo® Game Boy Advance titles based on Sonic the Hedgehog® in North, Central  and South America in the first half of 2004

•                  THQ Wireless™ and Vodafone announced an agreement for the distribution of Twentieth Century Fox’s “The Simpsons” branded mobile content exclusively to Vodafone customers throughout Europe, Australia and New Zealand

•                  THQ named Eric Doctorow to the new position of Chief Operating Officer and appointed Tim Walsh President of THQ Wireless

Guidance

The company expects to launch eight product SKUs in the 2004 fiscal fourth quarter, including five new Scooby–Doo! ™ SKUs, which will be shipped in conjunction with Warner Bros’ theatrical release in March of Scooby-Doo! Two: Monsters Unleashed; MX Unleashed for PlayStation 2 and Xbox; and Sonic Battle for GameBoy Advance.  In addition, Tak and the Power of Juju and Sphinx and the Cursed Mummy™ will be released internationally during the quarter.  The company also announced that the planned release of Full Spectrum Warrior on Xbox has been rescheduled from March 2004 to June 8, 2004. The PC version is scheduled for September 2004.

THQ reaffirmed its previous guidance for fiscal fourth quarter revenue of approximately $90 million and revised guidance for earnings per diluted share to approximately $0.07, reflecting the rescheduled launch of Full Spectrum Warrior and a higher mix of licensed properties and catalog sales.

For the fiscal year ending March 31, 2004, THQ now expects revenue of approximately $608 million and earnings of approximately $0.84 per diluted share, which includes a $0.06 benefit per diluted share from an insurance settlement reported in the second fiscal quarter of 2004.

For the fiscal year ending March 31, 2005, THQ currently anticipates revenues of approximately $655 million and earnings per diluted share of $0.94.  “Our initial view of fiscal 2005 assumes, among other factors, PlayStation 2 and Xbox console price cuts to $149 and nearly $10 million of increased product development expenses as we expand our internal studios and begin to invest in the new hardware platforms,” said Farrell.

“THQ’s fiscal 2005 product line up includes sequels to some of our best-selling titles in fiscal 2004, such as the next installment of WWE: SmackDown!, SpongeBob SquarePants and Tak and the Power of Juju as well as  games based on the next Disney/Pixar film, The Incredibles,” said Farrell.  “THQ will also launch new original properties and core gamer titles such as Full Spectrum Warrior, S.T.A.L.K.E.R.: Shadow of Chernobyl, The Punisher and Dawn of War™ in the new fiscal year.”

Investor Conference Call

THQ will host a conference call to discuss fiscal third quarter results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Please dial (617) 786-2904 to listen to the call or visit the THQ Inc. Investor Relations Home page at www.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends through March 5, 2004.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through February 7, 2004 by dialing (888) 286-8010 access code 75356730.

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox™ videogame system from Microsoft, Nintendo® GameCube™ and Game Boy® Advance, personal computers as well as wireless devices.   The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ is a registered trademark of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter and fiscal year ending March 31, 2004 and the fiscal year ending March 31, 2005, and the anticipated domestic and international release dates for the titles mentioned above.  These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management.  These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, including the original content and licensed content games referenced herein, product mix, the timing of product development, customer orders and deliveries and the impact of competitive products.  In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions.  Specific information concerning these and other such factors is contained in the company’s transition report on Form 10-KT for the period ended March 31, 2003.  A copy of this filing may be obtained by contacting THQ or the SEC.  The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

# # #

THQ Inc.

Third Quarter Earnings Announcement, 2004

Condensed Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$293,099	$217,751	$517,711	$400,847

Costs and expenses:
Cost of sales	98,347	82,411	181,589	151,913
License amortization and royalties	34,012	18,298	58,815	33,412
Software development amortization	46,595	48,328	88,866	72,898
Product development	9,277	10,588	27,436	27,632
Selling and marketing	35,014	31,426	74,638	56,684
Payment to venture partner	6,257	6,030	8,817	8,574
General and administrative	16,592	11,769	35,634	28,352
Total costs and expenses	246,094	208,850	475,795	379,465
Income from operations	47,005	8,901	41,916	21,382
Interest income, net	452	1,119	1,593	3,955
Other income (expenses)	—	(7,000)	4,000	(10,006)
Income before income taxes	47,457	3,020	47,509	15,331
Income taxes	17,084	(112)	17,103	5,102
Net income	$30,373	$3,132	$30,406	$10,229
Net income per share – diluted	$.78	$.08	$.78	$0.25
Shares used in per share calculation – diluted	38,899	39,765	39,005	41,087

The above table reflects our Condensed Statement of Operations in accordance with U.S. Generally Accepted Accounting Principles.

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to current period consolidated financial statements.

Reconciliation of Net Income to Non-GAAP Net Income

 (In thousands, except per share data)

Table 2

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net income	$30,373	$3,132	$30,406	$10,229

Settlement of dispute with directors’ and officers’ insurance carrier	—	—	(4,000)	—
“WWF” Inventory and software development write-down	—	1,648	—	1,648
Discontinued product development	—	11,958	—	11,958
Settlement of class action lawsuit	—	7,000	—	7,000
Discontinuation of Network Interactive Sports online joint venture	—	—	—	3,006
Income taxes	—	(7,353)	1,440	(7,728)
Non-GAAP net income	$30,373	$16,385	$27,846	$26,113
Non-GAAP net income per share - diluted	$0.78	$0.41	$0.71	$0.64
Shares used in per share calculation – diluted	38,899	39,765	39,005	41,087

The reconciliation of U.S. GAAP net income to Non-GAAP net income excluding the settlement with the directors’ and officers’ insurance carrier in 2003 is shown above in the financial tables.  The discontinued product development write-down, settlement of class action lawsuit, non-cash charge for the discontinuation of the NIS on-line joint venture, and the inventory write-off for “WWF” branded games in 2002 are also detailed above.  We have excluded these items in Non-GAAP net income because they are considered “non-operational” in nature.  Non-GAAP net income excluding these items is not recognized as a measure for financial statement presentation under U.S. GAAP.  However, management believes that this information is useful for investors in evaluating our operational performance and for facilitating meaningful comparison to prior periods.

THQ Inc.

Third Quarter Earnings Announcement, 2004

Table 3

	Balance Sheets (In thousands)
	December 31, 2003	March 31, 2003

ASSETS
Cash, cash equivalents and short-term investments	$187,819	$216,011
Accounts receivable – net	164,917	35,976
Inventory	29,377	24,339
Licenses	12,526	15,330
Software development	31,020	54,824
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	22,839	11,316
Total current assets	448,498	358,912
Property and equipment, net	16,895	16,408
Licenses – net of current portion	10,212	20,053
Software development – net of current portion	10,410	2,640
Deferred Income Taxes	8,254	8,346
Goodwill – net	60,909	58,609
Other long term assets – net	14,704	7,981
Total assets	$569,882	$472,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$37,300	$21,001
Accrued expenses	33,005	20,766
Accrued royalties	47,433	22,893
Income taxes payable	12,278	—
Deferred income taxes	7,133	7,353
Total current liabilities	137,149	72,013
Accrued royalties – net of current portion	2,650	4,523

Common stock	380	380
Additional paid-in capital	302,545	305,328
Accumulated other comprehensive income	7,543	1,496
Retained earnings	119,615	89,209
Total stockholders’ equity	430,083	396,413
Total liabilities and stockholders’ equity	$569,882	$472,949

THQ Inc.

Supplementary Tables

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Platform Revenue Mix
PlayStation 2	47.3%	51.4%	38.5%	39.5%
PlayStation	1.8	4.7	2.4	6.9
Game Boy Advance	24.5	19.9	25.1	22.6
Game Boy Color	0.0	4.8	0.3	4.8
Game Cube	10.0	7.1	9.5	11.9
Xbox	6.2	2.3	11.4	4.4
PC	9.5	9.4	11.6	9.7
Wireless	0.7	0.2	1.0	0.4
Other	0.0	0.2	0.2	(0.2)
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix
Domestic	69.7%	72.9%	71.6%	75.2%
Foreign	30.3	27.1	28.4	24.8
	100.0%	100.0%	100.0%	100.0%